Filed Pursuant to Rule 424(b)(5)

Registration No. 333-202247

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
3.750% Senior Notes due 2026	$500,000,000	99.784%	$498,920,000	$50,241.24(1)

(1)	The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”).

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 24, 2015)

$500,000,000

Loews Corporation

3.750% Senior Notes due 2026

The notes will bear interest at the rate of 3.750% per year. Interest on the notes is payable on April 1 and October 1 of each year, beginning on October 1, 2016. The notes will mature on April 1, 2026. Interest on the notes will accrue from March 22, 2016.

We may redeem some or all of the notes at any time prior to January 1, 2026 (the date that is three months prior to the scheduled maturity date of the notes) at the “make-whole” redemption price discussed under the caption “Description of Notes—Optional Redemption” plus accrued interest to the date of redemption. We may redeem some or all of the notes at any time on or after January 1, 2026 (the date that is three months prior to the scheduled maturity date of the notes) at a price equal to 100% of the principal amount of the notes redeemed plus accrued interest to the date of redemption.

We intend to use the net proceeds from the offering for general corporate purposes. Accordingly, we will have broad discretion over the use of proceeds from this offering. On March 15, 2016, we repaid in full all of our outstanding 5.250% Senior Notes at maturity with available cash on hand. See “Use of Proceeds” and “Capitalization.”

Investing in the notes involves risks. See the section entitled “Risk Factors” on page S-6 of this prospectus supplement.

The notes will be unsecured, unsubordinated obligations of our company and will rank equally in right of payment with all of our other unsubordinated indebtedness.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public Offering Price	99.784	%(1)	$498,920,000
Underwriting Discount and Commissions	0.650%		$3,250,000
Proceeds to Loews Corporation (before expenses)	99.134%		$495,670,000

(1)	Plus interest, if any, from March 22, 2016 if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers on or about March 22, 2016.

Joint Book-Running Managers

Barclays	J.P. Morgan

Citigroup	MUFG	Wells Fargo Securities

Co-Managers

BofA Merrill Lynch	BB&T Capital Markets	Credit Suisse
Deutsche Bank Securities	Goldman, Sachs & Co.	HSBC
Mizuho Securities	Morgan Stanley	RBC Capital Markets
Regions Securities LLC	Santander	SunTrust Robinson Humphrey
US Bancorp

March 17, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are currently offering and certain other matters relating to us and our financial condition. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are currently offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. The information in this prospectus supplement supersedes any inconsistent information included in the accompanying prospectus.

You should rely only on the information contained in, or incorporated by reference in, this prospectus supplement or the accompanying prospectus. We and the underwriters have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. The information which appears in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference may only be accurate as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any reports or other information that we file with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services, at our website (www.loews.com) and at the SEC’s website (www.sec.gov). Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

The SEC allows us to “incorporate by reference” the information that we file with them into this prospectus supplement. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is modified or superseded by information contained in this prospectus supplement or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. All documents filed (but not those that are furnished) by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of this offering will be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed document.

The following documents have been filed by us with the SEC (File No. 001-06541) and are incorporated by reference into this prospectus supplement:

1.	Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Annual Report”); and

2.	those portions of our definitive proxy statement filed on March 30, 2015 incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2014.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such document). Requests for such documents should be directed to Loews Corporation, 667 Madison Avenue, New York, New York 10065-8087, Attention: Corporate Secretary (telephone: (212) 521-2000).

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information about our company and the offering and may not contain all of the information that is important to you. To better understand this offering, you should read this entire document carefully, as well as those additional documents to which we refer you. See “Where You Can Find More Information.” All references to “we,” “our” or “us” in this prospectus supplement or the accompanying prospectus are to Loews Corporation.

About Loews Corporation

We are a holding company. Our subsidiaries are engaged in the following lines of business:

•	commercial property and casualty insurance (CNA Financial Corporation (“CNA”), a 90% owned subsidiary);

•	operation of offshore oil and gas drilling rigs (Diamond Offshore Drilling, Inc. (“Diamond Offshore”), a 53% owned subsidiary);

•	transportation and storage of natural gas and natural gas liquids and gathering and processing of natural gas (Boardwalk Pipeline Partners, LP (“Boardwalk Pipeline”), a 51% owned subsidiary); and

•	operation of a chain of hotels (Loews Hotels Holding Corporation (“Loews Hotels”), a wholly owned subsidiary).

CNA.  CNA is an insurance holding company whose primary subsidiaries consist of commercial property and casualty insurance companies. CNA’s property and casualty insurance operations are conducted by Continental Casualty Company and The Continental Insurance Company and their respective affiliates. CNA accounted for 67.8%, 67.7% and 68.0% of our consolidated total revenue for the years ended December 31, 2015, 2014 and 2013, respectively.

Diamond Offshore.  Diamond Offshore is engaged, through its subsidiaries, in the business of operating drilling rigs that are chartered on a contract basis for fixed terms by companies engaged in the exploration and production of hydrocarbons. Diamond Offshore owns 32 offshore rigs, including four jack-up rigs that are being marketed for sale. Diamond Offshore accounted for 18.1%, 19.7% and 20.0% of our consolidated total revenue for the years ended December 31, 2015, 2014 and 2013, respectively.

Boardwalk Pipeline.  Boardwalk Pipeline is engaged in integrated natural gas and natural gas liquids and hydrocarbons (collectively, “NGLs”) transportation and storage and natural gas gathering and processing. Boardwalk Pipeline owns and operates approximately 14,090 miles of interconnected natural gas pipelines, 435 miles of NGL pipelines, 14 underground natural gas storage fields with aggregate working gas capacity of approximately 205 billion cubic feet and nine salt dome NGL storage caverns with aggregate storage capacity of approximately 24 million barrels. Boardwalk Pipeline accounted for 9.3%, 8.6% and 8.4% of our consolidated total revenue for the years ended December 31, 2015, 2014 and 2013, respectively.

Loews Hotels.  Loews Hotels, through its subsidiaries, currently operates 24 primarily upper upscale hotels. Thirteen of these hotels are owned by Loews Hotels, nine are owned by joint ventures in which Loews Hotels has equity interests and two are managed for unaffiliated owners. Loews Hotels accounted for 4.5%, 3.3% and 2.6% of our consolidated total revenue for the years ended December 31, 2015, 2014 and 2013, respectively.

We derive substantially all of our cash flow from our subsidiaries. We rely upon our invested cash balances and distributions from our subsidiaries to generate the funds necessary to meet our obligations (including our debt obligations) and to declare and pay any dividends to our stockholders. The ability of our subsidiaries to make such payments is subject to, among other things, the availability of sufficient funds in such subsidiaries and applicable state laws (including, in the case of the insurance subsidiaries of CNA, laws and rules governing the payment of dividends by regulated insurance companies), and compliance with covenants in their respective debt agreements. Claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims and those of our creditors and stockholders.

Our principal executive offices are located at 667 Madison Avenue, New York, New York 10065-8087. Our telephone number is (212) 521-2000.

The Offering

Issuer	Loews Corporation

Notes offered	$500,000,000 aggregate principal amount of 3.750% Senior Notes due April 1, 2026.

The notes will constitute a new series of securities.

Maturity date	April 1, 2026.

Interest rate	3.750% per year.

Interest payment dates	April 1 and October 1 of each year, beginning on October 1, 2016. Interest on the notes will accrue from March 22, 2016.

Ranking	The notes will be our unsecured, unsubordinated obligations and will rank equally in right of payment with all our other unsubordinated debt. The notes will be effectively junior to the debt and other liabilities of our subsidiaries. See “Description of Notes.”

Optional redemption	We may redeem some or all of the notes at any time prior to January 1, 2026 (the date that is three months prior to the scheduled maturity date of the notes) at the “make-whole” redemption price discussed under the caption “Description of Notes—Optional Redemption” plus accrued interest to the date of redemption. We may redeem some or all of the notes at any time on or after January 1, 2026 (the date that is three months prior to the scheduled maturity date of the notes) at a price equal to 100% of the principal amount of the notes redeemed plus accrued interest to the date of redemption.

Form and denomination	The notes will be issued in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further issues	We may from time to time, without the consent of the holders of the notes, issue additional senior debt securities having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby except for the public offering price and issue date and, in some cases, the first interest payment date. See “Description of Notes—Further Issues.”

Use of proceeds	We estimate that the net proceeds, after deducting the underwriters’ discounts and commissions and before deducting other estimated offering expenses payable by us, from the offering will be approximately $495,670,000. We intend to use the net proceeds from the offering for general corporate purposes. Accordingly, we will have broad discretion over the use of proceeds from this offering. On March 15, 2016, we repaid in full all of our outstanding 5.250% Senior Notes at maturity with available cash on hand. See “Use of Proceeds” and “Capitalization.”

RISK FACTORS

Our business faces many risks. We have described some of the more significant risks which we and our subsidiaries face in our 2015 Annual Report and we may describe additional risks in subsequent SEC filings. There also may be additional risks that we do not yet know of or that we do not currently perceive to be significant that may also impact our business or the business of our subsidiaries.

Each of the risks and uncertainties described in our SEC filings could lead to events or circumstances that have a material adverse effect on our business, results of operations, cash flows, financial condition or equity and/or the business, results of operations, financial condition or equity of one or more of our subsidiaries.

You should carefully consider and evaluate all of the information included in our 2015 Annual Report, the other SEC filings incorporated by reference in this prospectus supplement and any subsequent reports that we may file with the SEC or make available to the public, as well as the risk factors described below, before investing in the notes. Our subsidiaries, CNA, Diamond Offshore and Boardwalk Pipeline, are public companies and file reports with the SEC.

Risks Related to the Notes

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase notes in this offering and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

Ratings of the notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. A debt rating is not a recommendation to purchase, sell or hold the notes. Any agency’s rating should be evaluated independently of any other agency’s rating. These ratings do not correspond to market price or suitability for a particular investor. Additionally, ratings may be lowered or withdrawn in their entirety at any time. Any downgrade or anticipated downgrade or withdrawal of a rating by a rating agency that rates the notes could have an adverse effect on the trading prices or liquidity of the notes.

The notes and the indenture governing the notes will not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the indenture governing the notes or the notes from incurring additional indebtedness or securing such indebtedness. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing indebtedness or common shares or preferred shares, if any, or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The notes will be unsecured and effectively subordinated to any of our future secured debt to the extent of the value of the collateral securing such debt because, in certain circumstances, the holders of any such secured debt will be entitled to proceed against the collateral securing such debt and only the proceeds of such collateral in excess of the secured debt will be available for payment of our unsecured debt, including the notes.

The notes will not be secured by any of our assets. As of December 31, 2015, we did not have any secured debt outstanding. The holders of any secured debt that we may issue in the future may foreclose on our assets securing our debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt. The holders of any secured debt that we may have would also have priority over unsecured creditors in the event of our liquidation. In the event of our bankruptcy, liquidation or a similar proceeding, any holders of our secured debt would be entitled to proceed against their collateral, and that collateral will not be available for payment of unsecured debt, including the notes. As a result, the notes will be effectively subordinated to any future secured debt that we may have to the extent of the value of the collateral securing such debt.

The notes are structurally subordinated to the liabilities of our subsidiaries, which may reduce our ability to use the assets of our subsidiaries to make payments on the notes.

The notes are not guaranteed by our subsidiaries and therefore the notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. In the event of a bankruptcy, liquidation or similar proceeding of a subsidiary, following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets to make payments to us. As of December 31, 2015, our subsidiaries had approximately $51.2 billion of existing liabilities, including $8.9 billion of outstanding indebtedness.

Our ability to service debt, including the notes, is in large part dependent upon the results of operations of our subsidiaries.

Loews Corporation is a holding company. Our subsidiaries conduct a significant percentage of our consolidated operations and own a significant percentage of our consolidated assets. In addition, our subsidiaries account for substantially all of our revenues and net income. Accordingly, our cash flow and our ability to service debt, including the notes, is in large part dependent upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, to pay any amounts due on the notes or to make any funds available to pay such amounts. Our subsidiaries are not obligated to make funds available to us for payment of the notes or otherwise. In addition, their ability to make any payments will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions. Further, dividends, loans and other distributions from certain of our subsidiaries to us are: (i) subject to regulatory restrictions, including minimum net capital requirements, (ii) contingent upon results of operations of such subsidiaries and (iii) subject to various business considerations. Because we depend on the cash flow of our subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the notes.

An active trading market may not develop for the notes, which could adversely affect the price of the notes in the secondary market and your ability to resell the notes should you desire to do so.

The notes are a new issue of securities with no established trading market. We do not intend to apply to list the notes for trading on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result of this and the other factors listed below, an active trading market for the notes may not develop, in which case the market price and liquidity of the notes may be adversely affected.

In addition, you may not be able to sell your notes at a particular time or at a price favorable to you. Future trading prices of the notes will depend on many factors, including:

•	our operating performance, financial condition and credit rating;

•	our prospects or the prospects for companies in our industry generally;

•	the interest of securities dealers in making a market in the notes;

•	the market for similar securities;

•	prevailing interest rates; and

•	the risk factors described in Item 1A of our 2015 Annual Report.

We have been advised by the underwriters that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market-making at any time without providing any notice.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes of any series prior to maturity, as described under “Description of the Notes—Optional Redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the notes. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

USE OF PROCEEDS

We estimate that the net proceeds, after deducting the underwriters’ discounts and commissions and before deducting other estimated offering expenses payable by us, from the offering will be approximately $495,670,000. We intend to use the net proceeds from the offering for general corporate purposes. Accordingly, we will have broad discretion over the use of proceeds from this offering. On March 15, 2016, we repaid in full all of our outstanding 5.250% Senior Notes at maturity with available cash on hand. See “Capitalization.”

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the five years in the period ended December 31, 2015, which was computed by dividing pretax income (loss) from continuing operations available for fixed charges (pretax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries and income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, less capitalized interest) by fixed charges. Fixed charges include: (a) interest expense, (b) capitalized interest, (c) amortization of debt issuance costs, (d) interest credited to policyholder account balances, and (e) one-third of rent expense, which we believe represents the interest factor attributable to rent. Since no preferred stock was outstanding during the periods presented, the ratio of income from continuing operations to fixed charges and preferred stock dividends would be the same as the ratios presented here.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	1.7x	3.9x	4.2x	4.5x	5.0x

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2015 on an actual basis and as adjusted to give effect to (i) the offering of the notes hereunder, (ii) the recently completed issuance of $400 million aggregate principal amount of 4.500% Senior Notes due 2026 by our subsidiary, CNA, the expected additional issuance of $100 million aggregate principal amount of 4.500% Senior Notes due 2026 by CNA and the expected use of a portion of the proceeds thereof to repay CNA’s 6.500% Senior Notes due August 15, 2016, and (iii) the repayment in full of all of our outstanding 5.250% Senior Notes due March 15, 2016. The information presented below should be read in conjunction with the financial statements and related notes thereto included in our reports filed with the SEC that are incorporated by reference into this prospectus supplement.

	As of December 31, 2015
	Actual	As Adjusted
	(Dollars in millions) (unaudited)
Short-term debt:
Current portion of long-term debt	$1,040	$290
Loews Corporation (Parent Company):
Senior:
5.250% notes due 2016	400	—
2.625% notes due 2023	500	500
6.000% notes due 2035	300	300
4.125% notes due 2043	500	500
3.750% notes due 2026 offered hereby	—	500

Parent Company debt subtotal	$1,700	$1,800
Less unamortized discount	19	23

Parent Company debt, net	$1,681	$1,777
CNA:
Senior:
6.500% notes due 2016	350	—
6.950% notes due 2018	150	150
7.350% notes due 2019	350	350
5.875% notes due 2020	500	500
5.750% notes due 2021	400	400
7.250% debentures due 2023	243	243
3.950% notes due 2024	550	550
4.500% notes due 2026	—	500
Variable rate note due 2036	30	30
Capital lease obligation	4	4

	$2,577	$2,727
Diamond Offshore:
Senior:
Commercial paper	287	287
5.875% notes due 2019	500	500
3.450% notes due 2023	250	250
5.700% notes due 2039	500	500
4.875% notes due 2043	750	750

	$2,287	$2,287
Boardwalk Pipeline:
Senior:
Variable rate revolving credit facility due 2020	375	375
5.875% notes due 2016	250	250
5.500% notes due 2017	300	300

	As of December 31, 2015
	Actual	As Adjusted
	(Dollars in millions) (unaudited)
6.300% notes due 2017	275	275
5.200% notes due 2018	185	185
5.750% notes due 2019	350	350
4.500% notes due 2021	440	440
4.000% notes due 2022	300	300
3.375% notes due 2023	300	300
4.950% notes due 2024	600	600
7.250% debentures due 2027	100	100
Capital lease obligation	10	10

	$3,485	$3,485
Loews Hotels:
Senior debt, principally mortgages	598	598

Subsidiary debt subtotal	$8,947	$9,097
Less unamortized discount	45	47

Subsidiary debt, net	$8,902	$9,050

Parent Company and Subsidiaries total debt, net	$10,583	$10,827
Less current portion of long-term debt	1,040	290

Total long-term debt	$9,543	$10,537

Parent Company—Shareholders’ Equity:
Preferred stock, $0.10 par value:
100,000,000 shares authorized; none issued	—	—
Common stock, $0.01 par value:
1,800,000,000 shares authorized; 339,897,547 issued and outstanding	3	3
Additional paid-in capital	3,184	3,184
Retained earnings	14,731	14,731
Accumulated other comprehensive income (loss)	(357)	(357)

Total shareholders’ equity	$17,561	$17,561

Total capitalization	$28,144	$28,388

SELECTED FINANCIAL DATA

The following table presents selected consolidated financial data for each of the years ended December 31, 2015, 2014, 2013, 2012 and 2011. We have derived the financial data as of and for the years ended December 31, 2015, 2014, 2013, 2012 and 2011 from our audited consolidated financial statements for such periods.

Following the Selected Financial Data are schedules that present our consolidating balance sheet information at December 31, 2015, and consolidating statement of income information for the years ended December 31, 2015, 2014 and 2013. These schedules present our individual subsidiaries and their contributions to the consolidated financial statements. Amounts presented will not necessarily be the same as those in the individual financial statements of our subsidiaries due to adjustments for purchase accounting, income taxes and noncontrolling interests. In addition, many of our subsidiaries use a classified balance sheet which also leads to differences in amounts reported for certain line items.

The Corporate and Other column primarily reflects our investment in our subsidiaries, invested cash portfolio and corporate long-term debt. The elimination adjustments are for intercompany assets and liabilities, interest and dividends, our investment in capital stocks of subsidiaries and various reclassifications of debit or credit balances to the amounts in consolidation. Purchase accounting adjustments have been pushed down to the appropriate subsidiary.

The following should be read in conjunction with our audited consolidated financial statements and notes thereto contained in our 2015 Annual Report, incorporated herein by reference. See “Where You Can Find More Information.”

Loews Corporation

Consolidated Selected Financial Data

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(in millions, except per share data)
Results of Operations:
Revenues	$13,415	$14,325	$14,613	$14,072	$13,591
Income before income tax	$244	$1,810	$2,277	$2,022	$2,327
Income from continuing operations	$287	$1,353	$1,621	$1,509	$1,764
Discontinued operations, net	—	(391)	(552)	(399)	(70)

Net income	287	962	1,069	1,110	1,694
Amounts attributable to noncontrolling interests	(27)	(371)	(474)	(542)	(632)

Net income attributable to Loews Corporation	$260	$591	$595	$568	$1,062

Income (loss) attributable to:
Income from continuing operations	$260	$962	$1,149	$968	$1,121
Discontinued operations, net	—	(371)	(554)	(400)	(59)

Net income	$260	$591	$595	$568	$1,062

Diluted Net Income Per Share:
Income from continuing operations	$0.72	$2.52	$2.95	$2.44	$2.77
Discontinued operations, net	—	(0.97)	(1.42)	(1.01)	(0.15)

Net income	$0.72	$1.55	$1.53	$1.43	$2.62

Financial Position:
Investments	$49,400	$52,032	$52,945	$53,040	$48,943
Total assets	76,029	78,367	79,939	80,021	75,268
Debt	10,583	10,668	10,344	8,500	8,301
Shareholders’ equity	17,561	19,280	19,458	19,459	18,772
Cash dividends per share	0.25	0.25	0.25	0.25	0.25
Book value per share	51.67	51.70	50.25	49.67	47.33
Shares outstanding	339.90	372.93	387.21	391.81	396.59

Loews Corporation

Consolidating Balance Sheet Information

December 31, 2015	CNA Financial	Diamond Offshore	Boardwalk Pipeline	Loews Hotels	Corporate and Other	Eliminations	Total
(in millions)
Assets:
Investments	$44,699	$117	$—	$81	$4,503	$—	$49,400
Cash	387	13	4	12	24	—	440
Receivables	7,384	409	93	35	96	24	8,041
Property, plant and equipment	333	6,382	7,712	1,003	47	—	15,477
Deferred income taxes	662	—	—	3	68	(733)	—
Goodwill	114	—	237	—	—	—	351
Investments in capital stocks of subsidiaries	—	—	—	—	15,129	(15,129)	—
Other assets	850	235	330	288	—	19	1,722
Deferred acquisition costs of insurance subsidiaries	598	—	—	—	—	—	598

Total assets	$55,027	$7,156	$8,376	$1,422	$19,867	$(15,819)	$76,029

Liabilities and Equity:
Insurance reserves	$36,486	$—	$—	$—	$—	$—	$36,486
Payable to brokers	358	—	—	—	209	—	567
Short-term debt	351	287	—	2	400	—	1,040
Long-term debt	2,215	1,982	3,469	596	1,281	—	9,543
Deferred income taxes	5	276	766	47	—	(712)	382
Other liabilities	3,883	496	510	70	220	22	5,201

Total liabilities	43,298	3,041	4,745	715	2,110	(690)	53,219

Total shareholders’ equity	10,516	2,195	1,517	705	17,757	(15,129)	17,561
Noncontrolling interests	1,213	1,920	2,114	2	—	—	5,249

Total equity	11,729	4,115	3,631	707	17,757	(15,129)	22,810

Total liabilities and equity	$55,027	$7,156	$8,376	$1,422	$19,867	$(15,819)	$76,029

Loews Corporation

Consolidating Statement of Income Information

Year Ended December 31, 2015	CNA Financial	Diamond Offshore	Boardwalk Pipeline	Loews Hotels	Corporate and Other	Eliminations	Total
(in millions)
Revenues:
Insurance premiums	$6,921	$—	$—	$—	$—	$—	$6,921
Net investment income	1,840	3	1	—	22	—	1,866
Intercompany interest and dividends	—	—	—	—	816	(816)	—
Investment gains (losses)	(71)	—	—	—	—	—	(71)
Contract drilling revenues	—	2,360	—	—	—	—	2,360
Other	411	65	1,253	604	6	—	2,339

Total	9,101	2,428	1,254	604	844	(816)	13,415

Expenses:
Insurance claims and policyholders’ benefits	5,384	—	—	—	—	—	5,384
Amortization of deferred acquisition costs	1,540	—	—	—	—	—	1,540
Contract drilling expenses	—	1,228	—	—	—	—	1,228
Other operating expenses	1,469	1,508	851	555	116	—	4,499
Interest	155	94	176	21	74	—	520

Total	8,548	2,830	1,027	576	190	—	13,171

Income (loss) before income tax	553	(402)	227	28	654	(816)	244
Income tax (expense) benefit	(71)	117	(46)	(16)	59	—	43

Net income (loss)	482	(285)	181	12	713	(816)	287
Amounts attributable to noncontrolling interests	(49)	129	(107)	—	—	—	(27)

Net income (loss) attributable to Loews Corporation	$433	$(156)	$74	$12	$713	$(816)	$260

Loews Corporation

Consolidating Statement of Income Information

Year Ended December 31, 2014	CNA Financial	Diamond Offshore	Boardwalk Pipeline	Loews Hotels	Corporate and Other	Eliminations	Total
(in millions)
Revenues:
Insurance premiums	$7,212	$—	$—	$—	$—	$—	$7,212
Net investment income	2,067	1	1	—	94	—	2,163
Intercompany interest and dividends	—	—	—	—	782	(782)	—
Investment gains (losses)	54	—	—	—	—	—	54
Contract drilling revenues	—	2,737	—	—	—	—	2,737
Other	359	87	1,235	475	3	—	2,159

Total	9,692	2,825	1,236	475	879	(782)	14,325

Expenses:
Insurance claims and policyholders’ benefits	5,591	—	—	—	—	—	5,591
Amortization of deferred acquisition costs	1,317	—	—	—	—	—	1,317
Contract drilling expenses	—	1,524	—	—	—	—	1,524
Other operating expenses	1,386	725	931	440	103	—	3,585
Interest	183	62	165	14	74	—	498

Total	8,477	2,311	1,096	454	177	—	12,515

Income (loss) before income tax	1,215	514	140	21	702	(782)	1,810
Income tax (expense) benefit	(322)	(142)	(11)	(10)	28	—	(457)

Income (loss) from continuing operations	893	372	129	11	730	(782)	1,353
Discontinued operations, net	(197)	—	—	—	(194)	—	(391)

Net income (loss)	696	372	129	11	536	(782)	962
Amounts attributable to noncontrolling interests	(71)	(189)	(111)	—	—	—	(371)

Net income (loss) attributable to Loews Corporation	$625	$183	$18	$11	$536	$(782)	$591

Loews Corporation

Consolidating Statement of Income Information

Year Ended December 31, 2013	CNA Financial	Diamond Offshore	Boardwalk Pipeline	Loews Hotels	Corporate and Other	Eliminations	Total
(in millions)
Revenues:
Insurance premiums	$7,271	$—	$—	$—	$—	$—	$7,271
Net investment income	2,282	1	1	—	141	—	2,425
Intercompany interest and dividends	—	—	—	—	736	(736)	—
Investment gains (losses)	16	—	—	—	—	—	16
Contract drilling revenues	—	2,844	—	—	—	—	2,844
Other	363	81	1,231	380	2	—	2,057

Total	9,932	2,926	1,232	380	879	(736)	14,613

Expenses:
Insurance claims and policyholders’ benefits	5,806	—	—	—	—	—	5,806
Amortization of deferred acquisition costs	1,362	—	—	—	—	—	1,362
Contract drilling expenses	—	1,573	—	—	—	—	1,573
Other operating expenses	1,315	554	828	375	98	—	3,170
Interest	166	25	163	9	62	—	425

Total	8,649	2,152	991	384	160	—	12,336

Income (loss) before income tax	1,283	774	241	(4)	719	(736)	2,277
Income tax (expense) benefit	(363)	(245)	(56)	1	7	—	(656)

Income (loss) from continuing operations	920	529	185	(3)	726	(736)	1,621
Discontinued operations, net	22	—	—	—	(574)	—	(552)

Net income (loss)	942	529	185	(3)	152	(736)	1,069
Amounts attributable to noncontrolling interests	(95)	(272)	(107)	—	—	—	(474)

Net income (loss) attributable to Loews Corporation	$847	$257	$78	$(3)	$152	$(736)	$595

DESCRIPTION OF NOTES

The following description of the particular terms of the notes supplements the description of the general terms of the debt securities set forth under the heading “Description of Debt Securities” in the accompanying prospectus. If the descriptions are inconsistent, the information in this prospectus supplement replaces the information in the accompanying prospectus. Capitalized terms used in this prospectus supplement that are not otherwise defined have the meanings given to them in the accompanying prospectus. The following statements with respect to the notes are summaries of the provisions of the notes and the indenture. We urge you to read the documents in their entirety because they, and not this description, will define your rights as holders of the notes.

The notes will be issued under our senior indenture, dated as of March 1, 1986, between Loews Corporation and The Bank of New York Mellon, as successor to JPMorgan Chase Bank N.A. (formerly The Chase Manhattan Bank (National Association)) as trustee, as supplemented by a first supplemental indenture, dated as of March 30, 1993, and a second supplemental indenture, dated as of February 18, 1997. References to the senior indenture in this section will mean the senior indenture as so supplemented. The notes will constitute a separate series under the senior indenture. You can obtain copies of the senior indenture and the supplements thereto by following the directions described under the heading “Where You Can Find More Information” on page S-2 of this prospectus supplement.

General

The notes offered by this prospectus supplement are a series of U.S. dollar-denominated senior debt securities as described in the accompanying prospectus. There is no limit on the aggregate principal amount of senior debt securities that we may issue under the senior indenture.

We will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The trustee, through its corporate trust office in the Borough of Manhattan, City of New York (in such capacity, the “paying agent”) will act as our paying agent and Security Registrar with respect to the notes. The current location of such corporate trust office is 101 Barclay Street, 8W, New York, New York 10286, Attn: Corporate Trust. So long as the notes are issued in the form of a Global Security, payments of principal, interest and premium, if any, will be made by us through the paying agent to The Depository Trust Company.

The notes will not be entitled to any sinking fund payments.

Notes

The notes offered hereby will be issued in an aggregate principal amount of $500,000,000. The notes will bear interest at 3.750% per annum and will mature on April 1, 2026. Interest on the notes will accrue from March 22, 2016. Interest on the notes will be payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2016, to the persons in whose names the notes are registered at the close of business on the preceding March 15 or September 15, as the case may be. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The notes will constitute a new series of securities under the senior indenture.

Further Issues

We may from time to time, without the consent of the holders of the notes, issue additional senior debt securities having the same ranking and the same interest rate, maturity and other terms as the notes offered hereby except for the public offering price and issue date and, in some cases, the first interest payment date, provided that if such additional senior debt securities are not fungible with the previously issued notes for U.S. federal income tax purposes, such additional senior debt securities will have a separate CUSIP, ISIN or Common

Code (as applicable) so that they are distinguishable from the previously issued notes. Any such additional senior debt securities will, together with the then outstanding notes, constitute a single class of notes under the senior indenture, and as such will vote together on matters under the senior indenture. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the notes.

Ranking of Notes; Holding Company Structure

The notes will be unsecured and will rank pari passu in right of payment with all other unsubordinated indebtedness of Loews Corporation from time to time outstanding. As of December 31, 2015:

•	none of our indebtedness was secured;

•	approximately $1.7 billion aggregate principal amount of our indebtedness would have ranked equally with the notes; and

•	none of our indebtedness would have been subordinated to the notes.

Loews is a holding company with no direct operations. We derive substantially all of our cash flow from our subsidiaries. We rely upon our invested cash balances and distributions from our subsidiaries to generate the funds necessary to meet our obligations, including our obligations under the notes, and to declare and pay any dividends to our stockholders. The ability of our subsidiaries to make such payments is subject to, among other things, the availability of sufficient funds in such subsidiaries and applicable state laws (including, in the case of the insurance subsidiaries of CNA, laws and rules governing the payment of dividends by regulated insurance companies), and compliance with covenants in their respective debt agreements. Claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims and those of our creditors and stockholders. The senior indenture does not limit the ability of our subsidiaries to incur limitations on their ability to pay dividends or make other distributions to us.

Since Loews is a holding company, the right of Loews, and hence the rights of creditors and stockholders of Loews, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is subject to prior claims of creditors of the subsidiary, except to the extent that claims of Loews itself as a creditor of the subsidiary may be recognized. As of December 31, 2015, Loews’s subsidiaries had approximately $51.2 billion of existing liabilities, including $8.9 billion aggregate principal amount of long-term debt outstanding. The senior indenture does not limit our ability or the ability of our subsidiaries to incur additional indebtedness.

Optional Redemption

We may redeem the notes prior to January 1, 2026 (the date that is three months prior to the scheduled maturity date of the notes), in whole or in part, at a “make-whole” redemption price, calculated by us, equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed; and

(2) the sum of the present values of the remaining scheduled payments of principal and interest (other than interest accruing to the date of redemption) on the notes being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points.

At any time on or after January 1, 2026 (the date that is three months prior to the scheduled maturity of the notes), we may, in whole or in part, redeem the notes (including any additional notes) at our option at a redemption price equal to 100% of the principal amount thereof.

In the case of any redemption, we will pay accrued interest on the principal amount of the notes being redeemed to the redemption date.

“Comparable Treasury Issue” means, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that Loews appoints to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means (1) Barclays Capital Inc. and J.P. Morgan Securities LLC and, in each case, their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Loews will appoint another primary Treasury Dealer as a substitute and (2) any other Primary Treasury Dealers selected by Loews.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the notes being redeemed.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided however that, if no maturity is within three months before or after the Remaining Life of the notes to be redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

If Loews elects to redeem less than all of the notes, then the particular notes to be redeemed will be selected in accordance with the procedures of DTC or in a manner the trustee may deem appropriate and fair. However, so long as notes are held in the name of Cede & Co., then such selection shall be made in accordance with the operating procedures of DTC.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the date of redemption to each holder of the series of notes to be redeemed. The notice of redemption for a series of notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the notes or the portions called for redemption.

Covenants

We may not consolidate with or merge into any other corporation or sell our assets substantially as an entirety, unless:

•

either we shall be the continuing corporation or the corporation formed by such consolidation or into which we are merged or the corporation which acquires our assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the notes and the performance of every covenant of the senior indenture to be performed by us; and

•	immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing.

Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which we are merged or to which such sale is made, will succeed to, and be substituted for, us under the senior indenture (Sections 801, 802).

Other than the covenant described above, the senior indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

The senior indenture does not contain any covenants or provisions that will restrict us or our subsidiaries from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, or from paying dividends or making other distributions on Loews’ capital stock or purchasing or redeeming Loews’ capital stock. The senior indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the senior indenture does not contain any provision which would require us to offer to repurchase or redeem or otherwise modify the terms of the notes upon a change in control or other events involving our company that may adversely affect our creditworthiness or the value of the notes.

Events of Default

The following will be “Events of Default” with respect to the notes:

•	default in any payment of interest on that series of notes when due, continued for 30 days;

•	default in any payment of principal and premium, if any, of such series of notes when due;

•

default in the performance, or breach, of any covenant or warranty of ours applicable to such series of notes continued for 60 days after written notice to us by the trustee or the holders of at least 25% in principal amount of such notes;

•

default resulting in the acceleration of any indebtedness of ours for money borrowed in excess of $100,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to us by the trustee or the holders of at least 25% in principal amount of the notes; and

•	certain events of bankruptcy, insolvency or reorganization (Section 501).

No Event of Default with respect to a particular series of notes necessarily constitutes an Event of Default with respect to any other series of notes issued under the senior indenture (Section 501).

The trustee will, within 90 days after the occurrence of any default with respect to the notes, give to the holders thereof notice of such default known to the trustee, unless such default has been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of the notes, the trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of the notes (Section 602).

We will be required to furnish to the trustee each year a statement as to the fulfillment by us of our obligations under the senior indenture (Section 1004).

The holders of a majority in principal amount of the outstanding notes may waive certain defaults with respect to the notes and may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any rule of law or with the senior indenture (Sections 512, 513). The trustee has the right to decline to follow any such direction if the trustee in good faith determines that the proceeding so directed would be unjustly prejudicial to the holders of the notes not joining in any such direction or would involve the trustee in personal liability. The senior indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required to exercise any of its rights and powers under such indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the senior indenture at the direction of any of the holders of notes unless such holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the trustee in complying with such direction (Section 603).

If an Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the notes may declare the notes due and payable (Section 502).

The senior indenture provides that no holder of the notes may institute any action against us under the senior indenture (except actions for payment of overdue principal or interest or premium, if any) unless the holders of at least 25% in principal amount of the notes have requested the trustee to institute such action and have offered the trustee reasonable indemnity, and the trustee has not instituted such action within 60 days of such request (Section 507).

Defeasance

The discharge, defeasance and covenant defeasance provisions of the senior indenture described under “Description of Debt Securities—Defeasance” in the accompanying prospectus will apply to the notes.

Modification of Indenture

The modification and amendment provisions of the senior indenture described under “Description of Debt Securities—Modification of the Indentures” will apply to the notes.

Governing Law

The senior indenture and the notes are governed by and construed in accordance with the laws of the State of New York.

Book-Entry System

The Depository Trust Company (or “DTC”), New York, New York, will act as securities depository for the notes. The notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE MKT LLC, and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

Purchases of notes under the DTC system must be made by or through Direct Participants, which receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in notes except in the event that use of the book-entry system for the notes is discontinued. As a result, the ability of a person having a beneficial interest in the notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer notes evidenced by the global notes will be limited to such extent.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and another communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Secondary market sales of book-entry interests in the notes between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System.

If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual notes in exchange for the Global Security representing such notes. In addition, we may, at any time and in our sole discretion, determine not to have the notes represented by one or more Global Securities and, in such event, will issue individual notes in exchange for the Global Security or Securities representing the notes. Individual notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Debt Securities—Global Securities” in the accompanying prospectus.

We will not have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the notes.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee nor the underwriters, dealers or agents are responsible for the accuracy or completeness of this information.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

General

The following discussion is a summary of United States federal income tax consequences generally applicable to the ownership, sale or other disposition of the notes by a Non-U.S. Holder (as defined below) who acquires notes at original issuance at the price indicated on the cover of this prospectus supplement. This summary is based upon United States federal income tax law as of the date hereof, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g., certain former citizens and former long-term residents of the United States, “controlled foreign corporations,” and “passive foreign investment companies”), banks and other financial institutions, persons that will hold the notes as a part of a broader transaction, or partnerships (as described below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any tax considerations arising under the United States federal estate and gift tax laws or any foreign, state or local tax considerations. This summary is written for investors that will hold the notes offered hereby as “capital assets” under the Internal Revenue Code of 1986, as amended (the “Code”). Each prospective investor is urged to consult its tax advisor regarding the United States federal, state, local and foreign income and other tax consequences of the ownership, sale or other disposition of the notes.

Prospective purchasers of notes are encouraged to consult their own tax advisors concerning the United States federal income, estate and gift tax consequences to them of acquiring, owning and disposing of notes, as well as the application of any state, local and non-U.S. income and other tax laws.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that is not, for United States federal income tax purposes: (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for United States federal income tax purposes, created in or organized under the law of the United States or any state or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions of the trust, or (B) that has in effect a valid election under applicable United States Treasury regulations to be treated as a United States person. If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership are urged to consult their tax advisors about the United States federal income tax consequences of holding and disposing of notes.

Non-U.S. Holders

The following discussion of the United States federal income and withholding tax considerations of the purchase, ownership, or disposition of notes by a Non-U.S. Holder assumes that the holder is not engaged in a United States trade or business. For a discussion of certain United States federal income tax considerations for Non-U.S. Holders that are engaged in a United States trade or business, please see the discussion set forth below under the heading “—Income Effectively Connected with a United States Trade or Business.”

Interest. All payments of interest will be exempt from United States federal income and withholding tax, provided that: (i) such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (iii) the beneficial owner of the notes certifies, under penalties of perjury, to us or our paying agent on Internal Revenue Service (“IRS “)

Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to the 30% United States federal withholding tax, unless such Non-U.S. Holder provides us with a properly executed: (i) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of the Notes. Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which will be taxable as described above under “—Interest,” a Non-U.S. Holder will generally not be subject to United States federal income or withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless in the case of gain (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States or (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income Effectively Connected with a United States Trade or Business. If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the notes, or gain realized on the sale, exchange, retirement or other disposition of the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular United States federal income tax on such income or gain in the same manner as if the Non-U.S. Holder were a United States person unless such Non-U.S. Holder is eligible for treaty benefits. If the Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments or interest that are effectively connected with a United States trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a Non-U.S. Holder, will not be subject to the 30% withholding tax, provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

A Non-U.S. Holder may be required to comply with certain certification procedures to establish that the holder is not a United States person in order to avoid backup withholding tax with respect to our payment of principal and interest on, or the proceeds of the sale or other disposition of, a note. Such requirements are generally satisfied by providing a properly executed IRS Form W-8BEN (or appropriate substitute form) described above. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s United States federal income tax liability provided the required information is furnished to the IRS. In certain circumstances, the name and address of the beneficial owner and the amount of interest paid on a note, as well as the amount, if any, of tax withheld, may be reported to the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury regulations promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition of, the notes held by or through certain financial institutions (including investment funds), unless such institution enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to certain interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Similarly, (i) interest payable on, and (ii) after December 31, 2018, gross proceeds from the disposition of, the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (y) certifies that such entity does not have any “substantial United States owners” or (z) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the United States Department of the Treasury. Prospective investors should consult their tax advisors regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING

Barclays Capital Inc., J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering. BB&T Capital Markets, a division of BB&T Securities, LLC, Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mizuho Securities USA Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, Regions Securities LLC, Santander Investment Securities Inc., SunTrust Robinson Humphrey, Inc. and U.S. Bancorp Investments, Inc. are acting as co-managers. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter below has, severally and not jointly, agreed to purchase, and we have agreed to sell to that underwriter the respective principal amounts of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount of the Notes
Barclays Capital Inc.	$85,000,000
J.P. Morgan Securities LLC	$42,500,000
Citigroup Global Markets Inc.	$22,500,000
Mitsubishi UFJ Securities (USA), Inc.	$45,000,000
Wells Fargo Securities, LLC	$45,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$15,000,000
Credit Suisse Securities (USA) LLC	$15,000,000
Deutsche Bank Securities Inc.	$22,500,000
Goldman, Sachs & Co.	$22,500,000
HSBC Securities (USA) Inc.	$27,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$22,500,000
Mizuho Securities USA Inc.	$22,500,000
Morgan Stanley & Co. LLC	$15,000,000
RBC Capital Markets, LLC	$27,500,000
Regions Securities LLC	$15,000,000
Santander Investment Securities Inc.	$15,000,000
SunTrust Robinson Humphrey, Inc.	$27,500,000
U.S. Bancorp Investments, Inc.	$12,500,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

The underwriters propose to offer the notes directly to the public at the applicable public offering prices set forth on the cover page of this prospectus and may offer the notes to dealers at the applicable public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession, not to exceed 0.250% of the principal amount of the notes on sales to other dealers.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Loews
Per note	0.650%

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our total expenses of this offering will be $1,050,000, excluding the underwriters’ discounts and commissions.

The underwriters and their affiliates have performed investment and commercial banking and advisory services for us and our subsidiaries from time to time for which they have received customary fees and expenses. The underwriters and/or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours and our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in Canada

This document constitutes an “exempt offering document” as defined in and for the purposes of applicable Canadian securities laws. No prospectus has been filed with any securities commission or similar regulatory authority in Canada in connection with the offer and sale of the notes in this offering. No securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this document or on the merits of the notes and any representation to the contrary is an offence.

Canadian investors are advised that this document has been prepared in reliance on section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”). Pursuant to section 3A.3 of NI 33-105, this document is exempt from the requirement to provide investors with certain conflicts of interest disclosure pertaining to “connected issuer” and/or “related issuer” relationships as would otherwise be required pursuant to subsection 2.1(1) of NI 33-105.

Resale Restrictions

The offer and sale of the notes in Canada is being made on a private placement basis only and is exempt from the requirement to prepare and file a prospectus under applicable Canadian securities laws. Any resale of notes acquired by a Canadian investor in this offering must be made in accordance with applicable Canadian securities laws, which may vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with Canadian prospectus requirements, a statutory exemption from the prospectus requirements, in a transaction exempt from the prospectus requirements or otherwise under a discretionary exemption from the prospectus requirements granted by the applicable local Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the notes outside of Canada.

Representations of Purchasers

Each Canadian investor who purchases the notes will be deemed to have represented to the issuer and to each dealer from whom a purchase confirmation is received, as applicable, that the investor (i) is purchasing as principal, or is deemed to be purchasing as principal in accordance with applicable Canadian securities laws, for investment only and not with a view to resale or redistribution; (ii) is an “accredited investor” as such term is defined in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”) or, in Ontario, as such term is defined in section 73.3(1) of the Securities Act (Ontario); and (iii) is a “permitted client” as such term is defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this document does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a Canadian investor when deciding to purchase the notes and, in particular, does not address any Canadian tax considerations. No representation or warranty is hereby made as to the tax consequences to a resident, or deemed resident, of Canada of an investment in the notes or with respect to the eligibility of the notes for investment by such investor under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission

Securities legislation in certain of the Canadian jurisdictions provides certain purchasers of securities pursuant to an offering memorandum, including where the distribution involves an “eligible foreign security” as such term is defined in Ontario Securities Commission Rule 45-501 Ontario Prospectus and Registration Exemptions and in Multilateral Instrument 45-107 Listing Representation and Statutory Rights of Action Disclosure Exemptions, as applicable, with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum, or other offering document that constitutes an offering memorandum, and any amendment thereto, contains a “misrepresentation” as defined under applicable Canadian securities laws. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed under, and are subject to limitations and defences under, applicable Canadian securities legislation. The purchaser should refer to any applicable provisions of Canadian securities legislation for particulars of these rights or consult with a legal advisor. In addition, these remedies are in addition to and without derogation from any other right or remedy available at law to the investor.

Language of Documents

Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the notes described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of notes which are the subject of the offering contemplated by this prospectus supplement may be made to the public in that Relevant Member State other than:

(1)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the representatives for any such offer; or

(3)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including by Directive 2010/73/EU) and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

FORWARD-LOOKING STATEMENTS

Investors are cautioned that certain statements contained or incorporated by reference in this prospectus supplement constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions. In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by us or our subsidiaries, which may be provided by management are also forward-looking statements as defined by the Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. These risks and uncertainties include, among others:

Risks and uncertainties primarily affecting us and our insurance subsidiaries

•

the risks and uncertainties associated with CNA’s insurance reserves, as outlined under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations by Business Segment—CNA Financial—Reserves—Estimates and Uncertainties” in our 2015 Annual Report, including the sufficiency of the reserves and the possibility for future increases, which would be reflected in the results of operations in the period that the need for such adjustment is determined;

•

the risk that the other parties to the transaction in which, subject to certain limitations, CNA ceded its legacy asbestos and environmental pollution (“A&EP”) liabilities will not fully perform their obligations to CNA, the uncertainty in estimating loss reserves for A&EP liabilities and the possible continued exposure of CNA to liabilities for A&EP claims that are not covered under the terms of the transaction;

•	the performance of reinsurance companies under reinsurance contracts with CNA;

•	the impact of competitive products, policies and pricing and the competitive environment in which CNA operates, including changes in CNA’s book of business;

•

product and policy availability and demand and market responses, including the level of ability to obtain rate increases and decline or non-renew underpriced accounts, to achieve premium targets and profitability and to realize growth and retention estimates;

•

general economic and business conditions, including recessionary conditions that may decrease the size and number of CNA’s insurance customers and create additional losses to CNA’s lines of business, especially those that provide management and professional liability insurance, as well as surety bonds, to businesses engaged in real estate, financial services and professional services, and inflationary pressures on medical care costs, construction costs and other economic sectors that increase the severity of claims;

•

conditions in the capital and credit markets, including continuing uncertainty and instability in these markets, as well as the overall economy, and their impact on the returns, types, liquidity and valuation of CNA’s investments;

•	conditions in the capital and credit markets that may limit CNA’s ability to raise significant amounts of capital on favorable terms;

•

the possibility of changes in CNA’s ratings by ratings agencies, including the inability to access certain markets or distribution channels and the required collateralization of future payment obligations as a result of such changes, and changes in rating agency policies and practices;

•

regulatory limitations, impositions and restrictions upon CNA, including with respect to its ability to increase premium rates and the effects of assessments and other surcharges for guaranty funds and second-injury funds, other mandatory pooling arrangements and future assessments levied on insurance companies;

•

regulatory limitations and restrictions, including limitations upon CNA’s ability to receive dividends from its insurance subsidiaries imposed by regulatory authorities, including regulatory capital adequacy standards;

•

weather and other natural physical events, including the severity and frequency of storms, hail, snowfall and other winter conditions, natural disasters such as hurricanes and earthquakes, as well as climate change, including effects on global weather patterns, greenhouse gases, sea, land and air temperatures, sea levels, rain, hail and snow;

•

regulatory requirements imposed by coastal state regulators in the wake of hurricanes or other natural disasters, including limitations on the ability to exit markets or to non-renew, cancel or change terms and conditions in policies, as well as mandatory assessments to fund any shortfalls arising from the inability of quasi-governmental insurers to pay claims;

•

man-made disasters, including the possible occurrence of terrorist attacks, the unpredictability of the nature, targets, severity or frequency of such events and the effect of the absence or insufficiency of applicable terrorism legislation on coverages; and

•	the occurrence of epidemics.

Risks and uncertainties primarily affecting us and our energy subsidiaries

•	the impact of changes in worldwide supply and demand for oil and natural gas and oil and gas price fluctuations on E&P activity, including the reduced demand for offshore drilling services;

•	timing and cost of completion of rig upgrades, construction projects and other capital projects, including delivery dates and drilling contracts;

•	changes in foreign and domestic oil and gas exploration, development and production activity;

•

risks of international operations, compliance with foreign laws and taxation policies and seizure, expropriation, nationalization, deprivation, malicious damage or other loss of possession or use of equipment and assets;

•	government policies regarding exploration and development of oil and gas reserves;

•	market conditions in the offshore oil and gas drilling industry, including utilization levels and dayrates;

•	timing and duration of required regulatory inspections for offshore oil and gas drilling rigs;

•	the worldwide political and military environment including, for example, in oil-producing regions and locations where Diamond Offshore’s offshore drilling rigs are operating or are under construction;

•	the risk of physical damage to rigs and equipment caused by named windstorms in the U.S. Gulf of Mexico;

•	the availability, cost limits and adequacy of insurance and indemnification;

•	the impact of new pipelines, new gas supply sources and commodity price changes on competition and basis spreads on Boardwalk Pipeline’s pipeline systems, which may impact its ability to maintain or replace expiring gas transportation and storage contracts, to contract and physically make its pipeline systems bidirectional, and to sell short term capacity on its pipelines;

•

the costs of maintaining and ensuring the integrity and reliability of Boardwalk Pipeline’s pipeline systems, the need to remove pipeline and other assets from service as a result of such activities, and the timing and financial impacts of returning any such assets to service;

•	the impact of current and future environmental laws and regulations and exposure to environmental liabilities including matters related to global climate change;

•	regulatory issues affecting natural gas transmission, including ratemaking and other proceedings particularly affecting Boardwalk Pipeline’s gas transmission subsidiaries; and

•

the timing, cost, scope and financial performance of Boardwalk Pipeline’s recent, current and future acquisitions and growth projects, including the expansion into new product lines and geographical areas; especially in light of the recently depressed price levels of oil and natural gas prices which can influence the associated production of these commodities.

Risks and uncertainties affecting us and our subsidiaries generally

•	general economic and business conditions;

•	risks of war, military operations, other armed hostilities, terrorist acts or embargoes;

•

potential changes in accounting policies by the Financial Accounting Standards Board, the Securities and Exchange Commission or regulatory agencies for any of our subsidiaries’ industries which may cause us or our subsidiaries to revise their financial accounting and/or disclosures in the future, and which may change the way analysts measure our and our subsidiaries’ business or financial performance;

•	the impact of regulatory initiatives and compliance with governmental regulations, judicial rulings and jury verdicts;

•

the results of financing efforts by us and our subsidiaries, including any additional investments by us in our subsidiaries and the ability of us and our subsidiaries to access bank and capital markets to refinance indebtedness and fund capital needs;

•	the ability of customers and suppliers to meet their obligations to us and our subsidiaries;

•

the successful negotiation, consummation and completion of potential acquisitions and divestitures, projects and agreements, including obtaining necessary regulatory and customer approvals and the timing cost, scope and financial performance of any such transactions, projects and agreements;

•	the successful integration, transition and management of acquired businesses;

•	the outcome of pending or future litigation, including any tobacco-related suits to which we are or may become a party;

•	possible casualty losses;

•

the availability of indemnification by Lorillard, Inc. (“Lorillard”) and its subsidiaries for any tobacco-related liabilities that we may incur as a result of tobacco-related lawsuits or otherwise, as provided in the separation agreement between Lorillard and Loews; and

•	potential future asset impairments.

Developments in any of these or other areas of risk and uncertainty, which are more fully described elsewhere in the documents incorporated by reference into this prospectus, could cause our results to differ materially from results that have been or may be anticipated or projected. Given these risks and uncertainties, investors should not place undue reliance on any forward-looking statements. Forward-looking statements speak only as of the date of this prospectus supplement and, except as required by applicable law, we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Gary W. Garson, Senior Vice President, Secretary and General Counsel of Loews Corporation, are acting as legal counsel to us in connection with this offering. As of March 15, 2016, Mr. Garson owned 337,496 stock appreciation rights. Cravath, Swaine & Moore LLP, New York, New York, is representing the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements and the related financial statement schedules in this prospectus supplement, incorporated by reference from the 2015 Annual Report, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

LOEWS CORPORATION

Debt Securities

Preferred Stock

Common Stock

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Loews Corporation may offer from time to time (i) unsecured senior or subordinated debt securities, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock or other securities, (vi) stock purchase contracts obligating holders to purchase from or sell to us common stock or preferred stock at a future date or dates, and (vii) stock purchase units, each consisting of a stock purchase contract and any combination of debt securities or debt obligations of third parties, including U.S. Treasury securities, which would secure the holder’s obligation to purchase from or to sell to us, as the case may be, preferred stock or common stock under the stock purchase contract.

We will provide the terms of these securities in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed for trading on the New York Stock Exchange under the symbol “L”. If we decide to seek a listing of any debt securities, preferred stock or warrants offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at 667 Madison Avenue, New York, N.Y. 10065-8087. Our telephone number is (212) 521-2000.

Investing in these securities involves risks. Please see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein, and the risk factors included in our other periodic reports and in prospectus supplements relating to specific offerings of securities that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 24, 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described in the section entitled “Where You Can Find More Information.”

In this prospectus, the words “we,” “us,” “our,” and “Loews” refer to Loews Corporation, and “our board of directors” refers to the board of directors of Loews Corporation.

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated by reference in this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our possible or assumed future results of operations and statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in these forward-looking statements. Factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, those discussed elsewhere in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus. You should not put undue reliance on any forward-looking statements. We do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

LOEWS CORPORATION

We are a holding company. Our subsidiaries are engaged in the following lines of business:

•	commercial property and casualty insurance (CNA Financial Corporation (“CNA”), a 90% owned subsidiary);

•	operation of offshore oil and gas drilling rigs (Diamond Offshore Drilling, Inc. (“Diamond Offshore”), a 52.5% owned subsidiary);

•	transportation and storage of natural gas and natural gas liquids and gathering and processing of natural gas (Boardwalk Pipeline Partners, LP (“Boardwalk Pipeline”), a 53% owned subsidiary); and

•	operation of a chain of hotels (Loews Hotels Holding Corporation (“Loews Hotels”), a wholly-owned subsidiary).

CNA. CNA is an insurance holding company whose primary subsidiaries consist of commercial property and casualty insurance companies. CNA’s property and casualty insurance operations are conducted by Continental Casualty Company and The Continental Insurance Company and their respective affiliates. CNA accounted for 67.7%, 68.0% and 66.5% of our consolidated total revenue for the years ended December 31, 2014, 2013 and 2012, respectively.

Diamond Offshore. Diamond Offshore is engaged, through its subsidiaries, in the business of operating drilling rigs that are used in the drilling of offshore oil and gas wells on a contract basis for companies engaged in exploration and production of hydrocarbons. Diamond Offshore owns 38 offshore rigs, excluding three rigs that it plans to retire and scrap as of the date of this prospectus. Diamond Offshore accounted for 19.7%, 20.0% and 21.8% of our consolidated total revenue for the years ended December 31, 2014, 2013 and 2012, respectively.

Boardwalk Pipeline. Boardwalk Pipeline is engaged in integrated natural gas and natural gas liquids (“NGLs”) transportation and storage and natural gas gathering and processing. Boardwalk Pipeline owns and operates approximately 14,190 miles of interconnected natural gas pipelines, directly serving customers in 13 states and indirectly serving customers throughout the northeastern and southeastern United States through numerous interconnections with unaffiliated pipelines. Boardwalk Pipeline also owns approximately 435 miles of NGL pipelines in Louisiana and Texas. Boardwalk Pipeline accounted for 8.6%, 8.4% and 8.4% of our consolidated total revenue for the years ended December 31, 2014, 2013 and 2012, respectively.

Loews Hotels. Loews Hotels currently operates 21 hotels, 20 of which are in the United States and one of which is in Canada. Loews Hotels accounted for 3.3%, 2.6% and 2.8% of our consolidated total revenue for the years ended December 31, 2014, 2013 and 2012, respectively.

We derive substantially all of our cash flow from our subsidiaries. We rely upon our invested cash balances and distributions from our subsidiaries to generate the funds necessary to meet our obligations and to declare and pay any dividends to our shareholders. The ability of our subsidiaries to make such payments is subject to, among other things, the availability of sufficient funds in such subsidiaries and applicable state laws (including, in the case of the insurance subsidiaries of CNA, laws and rules governing the payment of dividends by regulated insurance companies). Claims of creditors of our subsidiaries will generally have priority as to the assets of such subsidiaries over our claims and those of our creditors and shareholders.

Our principal executive offices are located at 667 Madison Avenue, New York, New York 10065-8087. Our telephone number is (212) 521-2000.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial documents retrieval services, at our website (www.loews.com) and at the SEC’s website (www.sec.gov). Information on our website is not incorporated into this prospectus or our other SEC filings and is not a part of this prospectus or those filings.

The SEC allows us to “incorporate by reference” the information that we file with them into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement. All documents filed (but not those that are furnished) by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part and, with respect to any offering of securities pursuant hereto prior to the termination of such offering, will be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.

The following documents have been filed by us with the SEC (File No. 1-6541) and are incorporated by reference into this prospectus:

•	Annual Report on Form 10-K for the year ended December 31, 2014; and

•	The description of the common stock contained in a registration statement filed under the Exchange Act.

We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Loews Corporation, 667 Madison Avenue, New York, N.Y. 10065-8087, Attention: Corporate Secretary (telephone: (212) 521-2000).

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus, as well as information incorporated by reference herein, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the five years in the period ended December 31, 2014, which was computed by dividing pretax income from continuing operations available for fixed charges (pretax income from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries and income or loss from equity investees, plus fixed charges, amortization of capitalized interest, and distributed income of equity investees, less capitalized interest) by fixed charges. Fixed charges include: (a) interest expense, (b) capitalized interest, (c) amortization of debt issuance costs, (d) interest credited to policyholder account balances, and (e) one-third of rent expense, which we believe represents the interest factor attributable to rent. Since no shares of preferred stock were outstanding during the periods presented, the ratio of income from continuing operations to fixed charges and preferred stock dividends would be the same as the ratios presented here.

	Years Ended December 31,
	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	3.9x	4.2x	4.5x	5.0x	5.3x

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either unsecured senior debt or unsecured subordinated debt. We will issue debt securities that will be senior debt under an indenture dated as of March 1, 1986 between us and The Bank of New York Mellon (as successor to The Chase Manhattan Bank, National Association), as trustee, as supplemented by a first supplemental indenture on March 30, 1993 and a second supplemental indenture on February 18, 1997 (as supplemented, the “senior indenture”). We will issue debt securities that will be subordinated debt under an indenture dated as of December 1, 1985 between us and The Bank of New York Mellon (as successor to Manufacturers Hanover Trust Company), as the trustee, as supplemented by a first supplemental indenture on February 18, 1997, a second supplemental indenture on February 18, 1997 and a third supplemental indenture on September 16, 1997 (as supplemented, the “subordinated indenture”). This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” The term “trustee” refers to the trustee under each indenture, as appropriate.

The indentures are subject to and governed by the Trust Indenture Act of 1939. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture. The following summary of the material provisions of the indentures and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture that is applicable to you because it, and not the summary below, defines your rights as a holder of debt securities. You can obtain copies of the indentures by following the directions described in the section entitled “Where You Can Find More Information.”

In the summary below, we have included references to section numbers of the indentures so that you can easily locate those provisions. Unless otherwise noted, the referenced section numbers are the same in each indenture. Capitalized terms used in the summary below have the meanings specified in the indentures. The referenced sections of the indentures and the definitions of capitalized terms are incorporated by reference in the following summary.

General

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to our “Senior Indebtedness.” For additional information, see “Subordination” below. As of December 31, 2014, approximately $1.7 billion aggregate principal amount of Loews’s existing debt would have ranked senior to the subordinated debt securities and equally with the senior debt securities. As of December 31, 2014, none of Loews’s existing debt would have been subordinated to the senior debt securities and have ranked equally with the subordinated debt securities. The indentures do not limit the amount of debt, either secured or unsecured, which may be issued by us under the indentures or otherwise. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates.

Since Loews is a holding company, the right of Loews, and hence the rights of the creditors and shareholders of Loews, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is accordingly subject to prior claims of creditors of the subsidiary, except to the extent that claims of Loews itself as a creditor of the subsidiary may be recognized. As of December 31, 2014, Loews’s subsidiaries had approximately $9.0 billion aggregate principal amount of debt outstanding. The indentures do not prohibit us or our subsidiaries from incurring debt or agreeing to limitations on their ability to pay dividends or make other distributions to us.

The applicable prospectus supplement or free writing prospectus, as the case may be, relating to a series of debt securities will describe the terms of such debt securities being offered, including (to the extent such terms are applicable to such debt securities):

•	designation, aggregate principal amount, denomination and currency or currency unit;

•	date of maturity;

•	currency or currency units for which such debt securities may be purchased and in which principal of, premium, if any, and any interest will or may be payable;

•	interest rate or rates (or the manner of calculation thereof), if any;

•	the times at which any such interest will be payable;

•	the place or places where the principal and interest, if any, will be payable;

•	any redemption provisions, including, if applicable, the terms of any optional make-whole redemption provisions;

•	any sinking fund provisions;

•

whether and under what circumstances we will pay additional amounts on such debt securities held by a person who is not a “U.S. person” in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts;

•

whether and under what circumstances we may from time to time, without the consent of holders of debt securities, issue additional debt securities, having the same ranking and the same interest rate, maturity and other terms as the debt securities being offered, except for the issue price and issue date and, in some cases, the first interest payment date, whereby such additional securities will, together with the then outstanding debt securities, constitute a single class of debt securities under the indentures, and will vote together on matters under the senior indenture;

•	federal income tax consequences;

•	whether and under what circumstances we will issue the debt securities in whole or in part as Global Securities as described below under “—Global Securities;”

•	applicable conversion or exchange privileges; and

•	any other specific terms of the offered debt securities, including any terms which may be required by or advisable under United States laws or regulations.

For purposes of this prospectus, “U.S. person” means a citizen, national or resident of the United States of America, its territories, possessions and all areas subject to its jurisdiction (the “United States”), a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate or trust, the income of which is subject to United States federal income tax regardless of its source.

Debt securities may be presented for exchange, and registered debt securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and as summarized in the applicable prospectus supplement or free writing prospectus. Such services will be provided without charge, other than any tax or other governmental charge payable in connection with such exchange or transfer, but subject to the limitations provided in the applicable indenture.

Optional Make-Whole Redemption of Debt Securities

Unless otherwise specified in connection with any particular offering of debt securities, we may redeem any such debt securities in whole at any time or in part from time to time, at our option, at a make-whole redemption price equal to the greater of:

(1) 100% of the principal amount of the debt securities being redeemed; and

(2) the sum of the present values of the remaining scheduled payments of the principal and interest (other than interest accruing to the date of redemption) on the debt securities being redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus a spread as indicated in the applicable prospectus supplement or free writing prospectus, as calculated by a Reference Treasury Dealer.

In each case, we will pay accrued interest on the principal amount of the debt securities being redeemed to the redemption date.

“Comparable Treasury Issue” means, with respect to the particular series of debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time.

“Reference Treasury Dealer” means any entity that is a primary U.S. Government securities dealer in New York City and that is selected by us.

“Reference Treasury Dealer Quotations” means, for each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by the Reference Treasury Dealer at 5:00 p.m. New York City time on the third business day preceding the redemption date for the debt securities being redeemed.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

If we elect to redeem less than all of a series of debt securities, then the trustee will select the particular debt securities of that series to be redeemed in a manner it deems appropriate and fair.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of the series of debt securities to be redeemed. The notice of redemption for a series of debt securities will state, among other things, the amount of debt securities to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of the debt securities to be redeemed. Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the debt securities of that series or the portions called for redemption.

Subordination

The indebtedness represented by the subordinated debt securities is subordinated in right of payment to existing and future “Senior Indebtedness,” as described in the subordinated indenture and any accompanying prospectus supplement or free writing prospectus (Section 1301 of the subordinated indenture). The term “Senior Indebtedness” means:

•

all indebtedness for money borrowed incurred by us, unless the terms of the instrument or instruments by which such indebtedness is incurred or created expressly provide that such indebtedness is subordinate to the subordinated debt securities or that such indebtedness is not superior in right of payment to the subordinated debt securities;

•

any other indebtedness, obligation or liability incurred by us (including any guaranty, endorsement or other contingent obligation of ours in respect of, or to purchase, or otherwise acquire, any obligation of another), direct or indirect, absolute or contingent, or matured or unmatured, which is specifically designated by us as Senior Indebtedness in the instruments evidencing such indebtedness, obligation or liability at the time of its issuance or incurrence; or

•	any deferral, renewal or extension of any of the foregoing (Section 101 of the subordinated indenture).

By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of subordinated debt securities will be required to pay over their share of such distribution in respect of the subordinated debt securities to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full and (ii) creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness, and may recover more, ratably, than holders of subordinated debt securities (Section 1301 of the subordinated indenture).

Conversion and Exchange

The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock, our preferred stock, another series of our debt securities, other securities, property or cash, or a combination of any of the foregoing, will be summarized in the applicable prospectus supplement or free writing prospectus, as the case may be, relating to such series of debt securities. Such terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder, or at our option, in which the number of shares or amount of our common stock, our preferred stock, another series of our debt securities, other securities, property or cash to be received by the holders of the debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement or free writing prospectus.

Global Securities

Debt securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the “Depository”) identified in applicable prospectus supplement or free writing prospectus, as the case may be, relating to such series. Unless otherwise specified by us, the Depository will be The Depository Trust Company, New York, New York. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities that it represents, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

The specific terms of the depository arrangement with respect to a series of debt securities will be summarized in the applicable prospectus supplement or free writing prospectus, as the case may be, relating to such series. We anticipate that the following provisions will generally apply to depository arrangements.

Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such Global Security to the accounts of persons that have accounts with the Depository (“Participants”). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants).

So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, the Depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and will not be considered the owners or holders of such debt securities under the applicable indenture.

Payments of principal of and any premium and any interest on individual debt securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such debt securities. None of Loews, the trustee, any paying agent or the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such debt securities, immediately will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such debt securities as shown on the records of such Depository or its nominee. We also expect that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name.” Such payments will be the responsibility of such Participants.

If a Depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the Global Security representing such series of debt securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement or free writing prospectus, as the case may be, relating to such series of debt securities, determine not to have any debt securities of such series represented by one or more Global Securities and, in such event, will issue individual debt securities of such series in exchange for the Global Security or Securities representing such series of debt securities. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $2,000 and integral multiples thereof.

Defeasance

At our option, either (a) we will be Discharged (as defined below) from any and all obligations in respect of any series of debt securities or (b) we will cease to be under any obligation to comply with the restriction on our ability to merge, consolidate or sell assets set forth in the applicable indenture, in either case if we deposit irrevocably with the trustee, in trust, specifically for the benefit of the holders of such series, money or U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient (in the written opinion of a nationally recognized firm of independent accountants in the case of U.S. Government Obligations or a combination of money and U.S. Government Obligations) to pay all the principal of (including any sinking fund payments or analogous obligations), and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such series of debt securities. To exercise such option, we are required to deliver to the trustee an opinion of nationally recognized tax counsel to the effect that holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred.

The term “Discharged” is defined to mean that we are deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the debt securities of such series and to have satisfied all the obligations under the indenture relating to the debt securities of such series, except for:

•

the rights of holders of the debt securities of such series to receive, from the trust fund described above, payment of the principal of and the interest on the debt securities of such series when such payments are due,

•

our obligations with respect to the debt securities of such series with respect to registration, transfer, exchange, replacement of mutilated, destroyed, lost and stolen certificates, maintenance of a paying office and holding money in trust, and

•	the rights, powers, trusts, duties and immunities of the trustee under the applicable indenture.

The term “U.S. Government Obligations” is defined to mean securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof, and also includes a depositary receipt issued by a bank or trust company, as custodian with respect to any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt (Section 1402 of the senior indenture; Section 1502 of the subordinated indenture).

Modification of the Indentures

Modifications and amendments of either indenture may be made by us and the trustee with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of or interest on, or any premium payable upon redemption of, any debt security;

•	change certain other terms related to waiver of defaults or covenants; or

•

reduce the percentage of the principal amount of the outstanding debt security of any series, the consent of whose holders is required to modify or amend the applicable indenture or waive compliance with, or consent to certain defaults under, the provisions of such indenture (Section 902).

Our board of directors does not have the power to waive any of the covenants of either indenture, including those relating to consolidation, merger or sale of assets.

Events of Default, Notice and Waiver

The following will be “Events of Default” with respect to any particular series of the debt securities:

•	default in any payment of interest on such series when due, continued for 30 days;

•	default in any payment of principal and premium, if any, of, or sinking fund installment on, such series when due;

•

default in the performance, or breach, of any covenant or warranty of ours applicable to such series continued for 60 days after written notice to us by the trustee or the holders of at least 25% in principal amount of such series;

•

default resulting in the acceleration of any indebtedness of ours for money borrowed in excess of $100,000,000 under the terms of the instrument under which such indebtedness is or may be outstanding, if such acceleration is not rescinded or annulled within 10 days after notice to us by the trustee or the holders of at least 25% in principal amount of such series; and

•	certain events of bankruptcy, insolvency or reorganization (Section 501).

No Event of Default with respect to a particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities (Section 501).

The trustee will, within 90 days after the occurrence of any default with respect to any series of the debt securities, give to the holders thereof notice of such default known to the trustee, unless such default has been cured or waived (the term default for this purpose means any event which is, or after notice or lapse of time, or both, would become, an Event of Default); provided that, except in the case of a default in the payment of principal of (or premium, if any) or interest on any of such series of debt securities or in the payment of any sinking fund installments, the trustee will be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the holders of the debt securities of that series (Section 602).

We will be required to furnish to the trustee each year a statement as to the compliance by us with the terms, provisions and conditions of the applicable indenture (Section 1004).

The holders of a majority in principal amount of the outstanding debt securities of any series may, in respect of such series, waive certain defaults and may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture (Sections 512, 513). The trustee has the right to decline to follow any such direction if the trustee in good faith determines that the proceeding so directed would be unjustly prejudicial to the holders of debt securities of such series not joining in any such direction or would involve the trustee in personal liability. Each indenture provides that in case an Event of Default occurs and is continuing with respect to any series of the debt securities, the trustee will be required to exercise any of its rights and powers under such indenture with the degree of care and skill such as a prudent man would exercise in the conduct of his own affairs (Section 601). Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the applicable indenture at the direction of any of the holders of such debt securities unless such holders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by the trustee in complying with such direction (Section 603).

If an Event of Default occurs and is continuing with respect to the debt securities of any series, the trustee or the holders of at least 25% in principal amount of such series may declare such series due and payable (Section 502).

Each indenture provides that no holder of debt securities of any series may institute any action against us under such indenture (except actions for payment of overdue principal or interest or premium, if any) unless the holders of at least 25% in principal amount of such series have requested the trustee to institute such action and have offered the trustee reasonable indemnity, and the trustee has not instituted such action within 60 days of such request (Section 507).

Consolidation, Merger or Sale of Assets

We may not consolidate with or merge into any other corporation or sell our assets substantially as an entirety, unless:

•

the corporation formed by such consolidation or into which we are merged or the corporation which acquires our assets is organized in the United States and expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities, if any, issued under the applicable indenture and the performance of every covenant of such indenture to be performed by us, and

•	immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, has happened and is continuing.

Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which we are merged or to which such sale is made, will succeed to, and be substituted for, us under such indenture (Sections 801, 802).

Other than the covenants described above, or as set forth in any accompanying prospectus supplement or applicable free writing prospectus, as the case may be, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of the debt securities protection in the event of a takeover, recapitalization or a highly leveraged transaction involving us.

Concerning the Trustee

We and the trustee may from time to time engage in normal and customary banking transactions.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our by-laws, and the applicable provisions of the Delaware General Corporation Law. Our certificate of incorporation and our by-laws have been filed as exhibits to the registration statement of which this prospectus is a part. For more information on how you can obtain our certificate of incorporation and by-laws, please see the section entitled “Where You Can Find More Information.” We urge you to read our certificate of incorporation and by-laws in their entirety. The following description of our common stock updates any description thereof contained in any document incorporated by reference herein.

General

Our certificate of incorporation provides that we are authorized to issue 1,900,000,000 shares of capital stock, consisting of 100,000,000 shares of preferred stock, par value $0.10 per share, and 1,800,000,000 shares of common stock, par value $0.01 per share. As of February 13, 2015, we had outstanding 373,176,361 shares of common stock and no shares of preferred stock.

Although our board of directors has no intention at the present time of doing so, it could issue common stock, warrants or a series of preferred stock that could, depending on the terms of such securities, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue such shares based on its judgment as to the best interests of us and our shareholders. Our board of directors, in so acting, could issue securities having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which our shareholders might receive a premium for their stock over the then-current market price of the stock.

Preferred Stock

The following description of certain terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, the applicable provisions of the Delaware General Corporation Law and the certificate of designations that relates to the particular series of preferred stock, which will be filed with the SEC at or prior to the time of the sale of the related preferred stock. Certain terms of any series of preferred stock offered by any prospectus supplement will be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below. If there are differences between the prospectus supplement relating to a particular series and this prospectus, the prospectus supplement will control. For more information on how you can obtain our certificate of incorporation and any applicable certificate of designations, please see the section entitled “Where You Can Find More Information.” We urge you to read our certificate of incorporation and any applicable certificate of designations in their entirety.

General. The board of directors is authorized to establish and designate series of preferred stock and to fix the number of shares and the relative rights, preferences and limitations of the respective series of preferred stock. The terms of a particular series of preferred stock may differ, among other things, in:

•	the designation and number of shares comprising such series;

•	the dividends, if any, which shall be payable on the shares of such series and any preferences and other terms and conditions applicable thereto;

•	any rights and preferences of the holders of the shares of such series upon the liquidation, dissolution, or winding up of our affairs, or upon any distribution of our assets;

•	the full, limited or special voting rights, if any, of the shares of such series, in addition to voting rights provided by law, and the terms and conditions applicable thereto;

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any provision with respect to the conversion of the shares of such series into, or the exchange of such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, and the terms and conditions applicable to any such conversion or exchange;

•	any provision with respect to the redemption, purchase, or retirement of such shares and the terms and conditions applicable thereto;

•	any provision with respect to the issuance of additional shares of such series or of any other class or series on a parity with or superior to the shares of such series; and

•

any other relative, participating, optional or special powers, preferences, or rights of, and any other qualifications, limitations, or restrictions with respect to, the shares of such series as our board of directors may deem advisable.

Unless otherwise specifically set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock, all shares of preferred stock will be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the preferred stock will share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all preferred stock, then such assets shall be distributed among the holders ratably.

Since we are a holding company, our right, and hence the right of our creditors and shareholders, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that our claims as a creditor of such subsidiary may be recognized.

Dividend Rights. Except as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock, the holders of preferred stock will be entitled to receive, but only when and as declared by our board of directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the certificate of designations, and summarized in the prospectus supplement relating to a particular series of preferred stock, and no more, payable quarterly. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on our stock books on such record dates as will be fixed by our board of directors or a duly authorized committee thereof. Dividends payable on the preferred stock for any period less than a full quarter will be computed on the basis of the actual number of days elapsed over a 360 day year and for a period of a full calendar quarter, will be computed on the basis of a 360 day year consisting of twelve 30-day months. Except as may be set forth in the prospectus supplement relating to a series of preferred stock, such dividends will be payable from, and will be cumulative from, the date of original issue of each share, so that, if in any quarterly dividend period (being the period between such dividend payment dates), dividends at the rate or rates as set forth in the certificate of designations, and summarized in the prospectus supplement, relating to such series of preferred stock have not been declared and paid or set apart for payment on all outstanding shares of preferred stock for such quarterly dividend period and all preceding quarterly dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency will be declared and fully paid or set apart for payment, but without interest, before any dividends are declared or paid or set apart for payment on our common stock by us. After payment in full of all dividend arrearages on the preferred stock, dividends on our common stock may be declared and paid out of funds legally available for that purpose as our board of directors may determine.

Redemption. We will have such rights, if any, to redeem shares of preferred stock, and the holders of preferred stock will have such rights, if any, to cause us to redeem shares of preferred stock, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Conversion or Exchange. The holders of preferred stock will have such rights, if any, to convert such shares into or to exchange such shares for, shares of any other class or classes, or of any other series of any class, of our capital stock and/or any other property or cash, as may be set forth in the certificate of designations, and summarized in the prospectus supplement, relating to a series of preferred stock.

Voting Rights. The holders of preferred stock will have such voting rights as required by applicable law and as may be set forth in the certificate of designations, and summarized in the prospectus supplement relating to a series of preferred stock.

Liquidation Rights. Upon any liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of preferred stock will have such preferences and priorities, if any, with respect to distribution of our assets or the proceeds thereof as may be set forth in the certificate of designations and summarized in the prospectus supplement relating to a series of preferred stock.

Miscellaneous. The initial transfer agent, dividend disbursing agent and registrar for the preferred stock will be identified in the applicable prospectus supplement. The holders of preferred stock will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities. When issued and paid for, the preferred stock will be fully paid and nonassessable. The certificate of designations setting forth the provisions of each series of preferred stock will become effective after the date of the applicable prospectus supplement but on or before issuance of the related series of preferred stock.

Common Stock

The following description of certain rights of our common stock does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, our by-laws and the applicable provisions of the Delaware General Corporation Law.

Voting Rights. Holders of our common stock are entitled to one vote for each share of common stock they hold on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of our preferred stock or any other class of our common stock hereafter created, the holders of our common stock possess all voting power of our capital stock.

Elections of directors are decided by a majority of the votes cast by holders of capital stock entitled to vote thereon in person or by proxy at a meeting, so long as quorum is present, except that (i) contested elections of directors are decided by a plurality of votes cast by holders of shares of capital stock entitled to vote thereon, and (ii) newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason may be filled by vote of a majority of the directors then in office, although less than a quorum, at any meeting of the board of directors, or may be elected by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at a special meeting of the shareholders called for that purpose. Except as provided by the Delaware General Corporation Law, all other matters to be voted upon by shareholders are decided by a majority of the votes cast by holders of shares of our capital stock entitled to vote thereon in person or by proxy at a meeting, so long as a quorum is present.

Dividends and Liquidation Rights. Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors hereafter, the holders of common stock are entitled to such dividends as may be declared from time to time by our board of directors from funds available therefor, and, upon liquidation, holders of our common stock will share ratably in the funds remaining for distribution to our common shareholders.

Miscellaneous. The outstanding shares of common stock are, and any shares of common stock offered hereby upon issuance and payment therefor will be, fully paid and nonassessable. The common stock has no preemptive or conversion rights and there are no redemption or sinking fund provisions applicable thereto.

The common stock is listed for trading on the New York Stock Exchange under the ticker symbol “L”.

The transfer agent and registrar for the common stock is BNY Mellon Shareowner Services, 480 Washington Boulevard, Jersey City, NJ 07310 (telephone: (800) 358-9151).

Anti-Takeover Considerations

The Delaware General Corporation Law, our certificate of incorporation and our by-laws contain provisions which could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions.

State Takeover Legislation

Section 203 of the Delaware General Corporation Law, in general, prohibits a business combination between a corporation and an interested shareholder within three years of the time such shareholder became an interested shareholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (b) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a shareholders’ meeting of at least 66 2/3 % of the outstanding voting stock which is not owned by the interested shareholder. The restrictions of Section 203 of the Delaware General Corporation Law do not apply to corporations that have elected, in the manner provided therein, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 shareholders. We have elected not to be governed by Section 203 of the Delaware General Corporation Law.

Rights of Dissenting Shareholders

Delaware law does not afford appraisal rights in a merger transaction to holders of shares that are either listed on a national securities exchange or held of record by more than 2,000 shareholders, provided that such shares will be converted into stock of the surviving corporation or another corporation, which corporation in either case must also be listed on a national securities exchange or held of record by more than 2,000 shareholders. In addition, Delaware law denies appraisal rights to shareholders of the surviving corporation in a merger if the surviving corporation’s shareholders weren’t required to approve the merger.

Shareholder Action

Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of shareholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of shareholders. Our certificate of incorporation does not provide otherwise and thus permits action by written consent.

Meetings of Shareholders

Our by-laws provide that special meetings of the shareholders may be called at any time by the board of directors or by the chairman of the board, the president or by the secretary or upon the written request of holders of a majority of the shares of our capital stock entitled to vote in an election of directors.

Cumulative Voting

Delaware law permits shareholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. Our certificate of incorporation does not authorize cumulative voting.

Removal of Directors

Delaware law provides that, except in the case of a classified board of directors or where cumulative voting applies, a director, or the entire board of directors, of a corporation may be removed, with or without cause, by the affirmative vote of a majority of the shares of the corporation entitled to vote at an election of directors.

Our by-laws provide that any or all of the directors may be removed, with or without cause, by vote of the shareholders.

Vacancies

Delaware law provides that vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the shareholders having the right to vote as a single class may be filled by a majority of the directors then in office, unless the governing documents of a corporation provide otherwise.

Our by-laws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the board of directors for any reason, may be filled by vote of a majority of the directors then in office, although less than a quorum, at any meeting of the board of directors or may be elected by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at a special meeting of the shareholders called for that purpose.

No Preemptive Rights

Holders of common stock do not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that Loews may issue in the future.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

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the designation, number and terms of the debt securities, preferred stock, common stock or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any issuance of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we issue subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we issue subscription rights, please see the section entitled “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of common stock or shares of preferred stock at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities, or

•	debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral arrangements relating thereto.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers;

•	through agents;

•	to or through underwriters or dealers; or

•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We may also enter into hedging transactions. For example, we may:

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enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us to close out its short positions;

•	sell securities short and redeliver such shares to close out our short positions;

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enter into option or other types of transactions that require us to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

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loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or free writing prospectus, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or free writing prospectus, as the case may be.

A prospectus supplement with respect to each series of securities will disclose:

•	the terms of the offering of the securities;

•	the method of distribution, including the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any initial public offering price;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale, including in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or free writing prospectus, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or free writing prospectus, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or free writing prospectus, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. Dealers may then resell such securities to the public either at varying prices to be determined by the dealers or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or free writing prospectus, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than our common stock, which is listed for trading on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preferred stock or warrants on any securities exchange; any such listing with respect to any particular debt securities, preferred stock or warrants will be described in an applicable prospectus supplement or free writing prospectus.

In connection with any offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer shall be fair and reasonable.

LEGAL MATTERS

Unless otherwise specified in connection with the particular offering of any securities, the validity of the securities offered by this prospectus will be passed upon for us by Gary W. Garson, Esq., our Senior Vice President, Secretary and General Counsel. As of February 20, 2015, Mr. Garson owned options and stock appreciation rights with respect to an aggregate of 416,250 shares of our common stock. If legal matters in connection with offerings made by this prospectus are passed on by other counsel, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and the related financial statement schedules, incorporated in this Prospectus by reference from Loews’s Annual Report on Form 10-K, and the effectiveness of Loews’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are herein incorporated by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$500,000,000

Loews Corporation

3.750% Senior Notes due 2026

PROSPECTUS SUPPLEMENT

March 17, 2016

Joint Book-Running Managers

Barclays

J.P. Morgan

Citigroup

MUFG

Wells Fargo Securities

Co-Managers

BofA Merrill Lynch

BB&T Capital Markets

Credit Suisse

Deutsche Bank Securities

Goldman, Sachs & Co.

HSBC

Mizuho Securities

Morgan Stanley

RBC Capital Markets

Regions Securities LLC

Santander

SunTrust Robinson Humphrey

US Bancorp